Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of January 16, 2023 (this “Agreement”), is entered into by and among:

(1)	Veg House Holdings Inc., a Cayman Islands exempted company (the “Company”) with a registered office address of Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1- 1111, Cayman Islands;

(2)	PlantX Life Inc., a company existing under the laws of the province of British Columbia, Canada (“PlantX”), with a head office located at 504-100 Park Royal South, West Vancouver, British Columbia, V7T 1A2.

BACKGROUND

A.	PlantX is a shareholder of Vegaste Technologies US Corp., Little West LLC, Plant Based Deli LLC, PlantX Midwest Inc., PlantX Living Inc., Portfolio Coffee, Inc., and Eh Coffee Corp. (together, the “PlantX Subsidiaries”) as set forth on Exhibit A hereto.

B.	PlantX owns all the issued and outstanding shares of each of the PlantX Subsidiaries, except for Portfolio Coffee, Inc. and Eh Coffee Corp., in which PlantX owns a majority of the issued and outstanding shares in each, amounting to 53% ownership and 51% ownership, respectively (collectively, the “Subsidiary Shares”).

C.	The Company is willing to acquire all of the Subsidiary Shares, making each of Vegaste Technologies US Corp., Little West LLC, Plant Based Deli LLC, PlantX Midwest Inc., and PlantX Living Inc. a wholly owned subsidiary, and both Portfolio Coffee, Inc. and Eh Coffee Corp., each a majority owned subsidiary of the Company, and PlantX desires to exchange all of its Subsidiary Shares for an aggregate of 6,000,000 of the Company’s authorized Common shares (the “Company Shares”).

D.	PlantX will receive the Company Shares as consideration for its transfer of ownership of all the Subsidiary Shares to the Company (the “Exchange”).

E.	It is the intention of the parties hereto that the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, (the “Securities Act”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

1.	EXCHANGE OF SHARES.

(a)      Exchange of Shares. The Company and PlantX hereby agree that PlantX will, on January 16, 2023, or as soon as practicable after the date thereof (the “Closing Date”), transfer to the Company all of its Subsidiary Shares, and the Company shall allot and issue to PlantX the Company Shares.

(b)      Delivery of Subsidiary Shares and Company Shares. On the Closing Date, the Company shall become the sole owner of all of the Subsidiary Shares and any outstanding certificates representing the Subsidiary Shares shall cease to so represent Subsidiary Shares and shall only represent the right to receive Company Shares pursuant to this Agreement.

2.	REPRESENTATIONS AND WARRANTIES OF PLANTX.

PlantX hereby represents and warrants to the Company with as follows:

(a)      Good Title. PlantX is the registered and beneficial owner, and has good title to, the Subsidiary Shares, with the right and authority to sell and deliver such Subsidiary Shares. Upon delivery of the certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of the Company as the new owner of such Subsidiary Shares, the Company will receive good title to such Subsidiary Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances.

(b)      Organization, Standing and Power. PlantX and each of the PlantX Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted. PlantX has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by PlantX to enter into this Agreement and to carry out the Exchange have been properly taken. This Agreement constitutes a legal, valid and binding obligation of PlantX, and is enforceable against PlantX in accordance with the terms hereof.

(c)      Authority; Execution and Delivery; Enforceability. PlantX has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Exchange. The execution and delivery by PlantX of this Agreement and the consummation by PlantX of the Exchange have been duly authorized and approved by the board of directors of PlantX and no other corporate proceedings on the part of PlantX are necessary to authorize this Agreement and the Exchange. When executed and delivered, this Agreement will be enforceable against PlantX in accordance with its terms.

(d)      No Conflicts. The execution and delivery of this Agreement by PlantX and the performance by PlantX of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign under any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree; (ii) will not violate any laws applicable to PlantX or the PlantX Subsidiaries; and (iii) will not violate or breach any contractual obligation to which PlantX or any PlantX Subsidiary is a party.

(e)      Litigation. There is no pending proceeding against PlantX or any PlantX Subsidiary that involves the Subsidiary Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, the Exchange and, to the knowledge of PlantX, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

(f)      Legends. It is understood that the Company Shares, if certificated, will bear the following legend or one that is substantially similar to the following legend and if not certificated a book entry note with the following legend relating to the Company Shares shall be included in the official ledger of the Company:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.”

(g)        Additional Legend. Additionally, the Company Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

(h)        Investment Representations. PlantX represents and warrants to the Company as follows:

(i)      Purchase Entirely for Own Account. The Company Shares are being acquired by PlantX for its own account, for investment purposes and not with a view to the sale or distribution of all or any part of the Company Shares, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act, and the rules and regulations promulgated thereunder.

(ii)      Sufficient Knowledge. PlantX has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of the Company Shares. PlantX has reviewed copies of such documents and other information as PlantX has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Company Shares.

(iii)      Transfer Restrictions. PlantX understands that the Company Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or the availability of an exemption therefrom, and that in the absence of an effective registration statement covering the Company Shares or an available exemption from registration under the Securities Act, the Company Shares must be held indefinitely. Further, PlantX understands and has the financial capability of assuming the economic risk of an investment in the Company Shares for an indefinite period of time. PlantX has been advised by the Company that PlantX will not be able to dispose of the Company Shares, or any interest therein, without first complying with the relevant provisions of the Securities Act and any applicable state securities laws. PlantX understands that the provisions of Rule 144 promulgated under the Securities Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently, and may not hereafter be, available with respect to the Company Shares. PlantX acknowledges that the Company is under no obligation to register the Company Shares or to furnish any information or take any other action to assist the undersigned in complying with the terms and conditions of any exemption which might be available under the Securities Act or any state securities laws with respect to sales of the Company Shares in the future. PlantX is an “Accredited Investor” as defined in rule 501(a) of Regulation D of the Securities Act.

(iv)             Non-Registration. PlantX understands that the Company Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of PlantX’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Company Shares in accordance with the Company’s memorandum and articles of association or the laws of its jurisdiction of incorporation.

(v)               Restricted Securities. PlantX understands that the Company Shares are characterized as “restricted securities” under the Securities Act in as much as this Agreement contemplates that, if acquired by PlantX pursuant hereto, the Company Shares would be acquired in a transaction not involving a public offering. The issuance of the Company Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering. PlantX further acknowledges that if the Company Shares are issued to PlantX in accordance with the provisions of this Agreement, such Company Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. PlantX represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(i)       Market Standoff. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including an initial public offering of the Company, PlantX agrees that it will not shall directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Company Shares without the prior written consent of the Company or its managing underwriter. Such restriction shall be in effect for such period of time following the date of the final registration statement for an offering as may be requested by the Company or such underwriter. In no event, however, shall such period exceed twelve (12) months plus such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports or (ii) analyst recommendations and opinions. PlantX, in its capacity as a security holder of the Company as a result of the Exchange, agrees to execute and deliver any lock up agreement required by the underwriter for an initial public offering of the Company and all other documents and instruments and take all other actions necessary in connection with any such lock up agreement.

(j)       PlantX as a Canadian Corporation and Not a United States Person. PlantX is not a “U.S. Person,” as such term is defined in Regulation S promulgated under the Securities Act, hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Company Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the exchange of the Company Shares, (ii) any foreign exchange restrictions applicable to such exchange, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the exchange, holding, redemption, sale, or transfer of the Company Shares. PlantX’s acquisition of and continued beneficial ownership of the Company Shares will not violate any applicable securities or other laws of British Columbia.

(k)       Further Documentation. PlantX shall, upon request by the Company, provide any additional certificates or representations required to establish an exemption from applicable securities legislation prior to the transfer of any Company Shares.

(l)       No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the constating documents of PlantX; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which PlantX is a party or by or to which PlantX or any of its assets or properties may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon PlantX, or upon the properties or business of PlantX; or (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of PlantX.

(m)       Actions and Proceedings. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility against or affecting PlantX or any of its respective properties which adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Subsidiary Shares.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to PlantX as follows:

(a)      Incorporation, Standing and Power. The Company is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by it or the nature of the business transacted by it make such licenses or qualifications necessary.

(b)      Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Exchange. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Exchange have been duly authorized and approved by the board of directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Exchange. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms.

(c)      Capital Structure. The authorized share capital of the Company consists of 500,000,000 common shares with $0.0001 par value per share, of which 3,000,000 common shares are issued and outstanding prior to the date of this Agreement and a total of 1,000,000 common shares expected to be reserved for issuance under the Company’s equity incentive plan. Except as set forth above, no shares or other voting securities of the Company are issued, reserved for issuance or outstanding.

(d)       No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the memorandum and articles of association of the Company; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which the Company is a party or by or to which the Company or any of its assets or properties may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon the Company, or upon the properties or business of the Company; or (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of the Company.

(e)      Actions and Proceedings. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility against or affecting the Company or any of its respective properties which adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Company Shares.

4.	COVENANTS

(a)      Conduct of Business Before Closing. From the date of this Agreement until the Closing Date, and except as expressly permitted or contemplated by this Agreement or as approved by PlantX in writing, the Company will:

(i)        carry on its business only in the ordinary course, consistent with past practice;

(ii)       refrain from entering into or becoming bound by any contract or arrangement, other than in the ordinary course of its business;

(iii)      comply in all respects with all laws applicable to its business; and

(iv)      refrain from issuing any Common shares or any securities convertible into Common shares, other than legally binding commitments of the Company existing as of the date hereof.

(b)        Access for Investigation. The Company will permit PlantX through its authorized representatives, until the Closing Date, to have reasonable access during normal business hours to all of the real property that is owned or leased by the Company, and to the premises located on that real property, and to all the books and records and to the properties and assets of the Company.

5.	CLOSING CONDITIONS

(a)        Conditions for the Benefit of PlantX. The obligation of PlantX to complete the Exchange is subject to the satisfaction, or waiver by PlantX, at or before the Closing Date, of the following conditions, which are for the sole benefit of PlantX and which may be waived, in whole or in part, by the PlantX at any time without prejudice to the PlantX’s right to rely on any other condition precedent.

(i)       Representations and Warranties. The representations and warranties of the Company made in this Agreement will be true and accurate at the Closing Date.

(ii)      Covenants. The Company will have performed in all material respects each of its obligations to be performed at or before the Closing Date under this Agreement;

(iii)     Financing. The Company will complete an offering and sale of equity securities of the Company for minimum gross proceeds of US$1,500,000.00.

(iv)     Deliveries. The Company will have delivered, or caused to be delivered, to PlantX the following in form and substance satisfactory to PlantX:

(A)      a certificate of the Company, signed on its behalf by a senior officer of the Company, confirming the matters set out in Section 3 (Representations and Warranties) and Section 4 (Covenants), dated as of the Closing Date;

(B)      certified copies of resolutions of the directors of the Company authorizing the entrance into the Agreement;

(C)      share certificates representing the Company Shares issuable to PlantX as contemplated by this Agreement;

(D)      all other documentation and evidence reasonably requested by PlantX to establish the due authorization and completion by the Company of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the Company required to effectively carry out their respective obligations under this Agreement.

(b)        Conditions for the Benefit of the Company. The obligation of the Company to complete the Exchange is subject to the satisfaction, or waiver by the Company, at or before the Closing Date, of the following conditions, which are for the sole benefit of the Company and which may be waived, in whole or in part, by the Company at any time without prejudice to the Company’s right to rely on any other condition precedent.

(i)      Representations and Warranties. The representations and warranties of PlantX made in this Agreement will be true and accurate at the Closing Date.

(ii)      Covenants. The Company will have performed in all material respects each of its obligations to be performed at or before the Closing Date under this Agreement;

(iii)      Deliveries. PlantX will have delivered, or caused to be delivered, to the Company the following in form and substance satisfactory to PlantX:

(A)      a certificate of PlantX, signed on its behalf by a senior officer of PlantX, confirming the matters set out in Section Error! Reference source not found. (Representations and Warranties), dated as of the Closing Date;

(B)      certified copies of resolutions of the directors of PlantX authorizing the entrance into the Agreement;

(C)      original share certificates representing the Subsidiary Shares, duly endorsed by an effective endorsement for transfer to the Company;

(D)      all other documentation and evidence reasonably requested by the Company to establish the due authorization and completion by the Company of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the Company required to effectively carry out their respective obligations under this Agreement.

6.	TERMINATION RIGHTS

(a)          Termination Rights. This Agreement may be terminated at any time before the Closing Date:

(i)      by mutual written consent of the Company and PlantX;

(ii)        by PlantX, upon written notice to the Company (specifying in reasonable detail the circumstances giving rise to the right to terminate):

(A)      if any condition set out in Section 5(a) (Conditions for the Benefit of PlantX) that has not been waived by PlantX is not satisfied at or before the Closing Date; or

(B)      if any condition set out in Section 5(a) (Conditions for the Benefit of PlantX) that has not been waived by PlantX and is not capable of being satisfied by January 20, 2023 (the “Outside Date”).

in each case provided that the failure to satisfy that condition is not the result, directly or indirectly, of PlantX’s breach of this Agreement;

(iii)        by the Company, upon written notice to PlantX (specifying in reasonable detail the circumstances giving rise to the right to terminate):

(A)      if any condition set out in Section 5(b) (Conditions for the Benefit of the Company) that has not been waived by the Company is not satisfied at or before the Closing Date; or

(B)      if any condition set out in Section 5(b) (Conditions for the Benefit of the Company) that has not been waived by the Company and is not capable of being satisfied by the Outside Date.

in each case provided that the failure to satisfy that condition is not the result, directly or indirectly, of the Company’s breach of this Agreement;

(iv)      by PlantX or the Company, upon written notice to the other party, if the Exchange does not occur by 11:59 p.m. (Toronto time) on the Outside Date, provided that PlantX may not terminate this Agreement under this Section 6(iv) if the failure of the Exchange to occur is the result, directly or indirectly, of PlantX’s breach of this Agreement, and the Company may not terminate this Agreement under this Section 6(iv) if the failure of the Exchange to occur is the result, directly or indirectly, of the breach of this Agreement by the Company.

(b)        Effect of Termination. If this Agreement is terminated in accordance with Section 6(a), the parties will be released from all of their obligations under this Agreement, except that:

(A)      this Section 6(b) will survive the termination of this Agreement will survive the termination of this Agreement and continue in full force and effect; and

(B)      the termination of this Agreement at any time before the Exchange will not relieve any party to this Agreement from any liability arising before that termination.

7.	MISCELLANEOUS.

(a)      Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

(b)      Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by Company and PlantX.

(c)      Assignment. This Agreement is not assignable except by operation of law.

(d)        Plural, Gender, etc. Words signifying the singular number include the plural and vice versa, and words signifying gender include all genders.

(e)      Notices. Until otherwise specified in writing, the mailing addresses of the parties of this Agreement shall be as set forth on the signature pages to this Agreement. Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

(f)      Governing Law. This Agreement shall be construed, and the legal relations among the parties determined, in accordance with the laws of British Columbia, Canada thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

(g)      Publicity. Except for any publication or other information requiring disclosure by PlantX as required under applicable securities laws or as part of an initial public offering of the Company or thereafter, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any party hereto at any time from the signing hereof without advance approval in writing of the form and substance thereof by the other party.

(h)      Entire Agreement. This Agreement (including the exhibits hereto) contains the entire agreement among the parties with respect to the Exchange and related transactions, and supersedes all prior agreements, written or oral, with respect thereto.

(i)       Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(j)      Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

(k)      Counterparts; Facsimile or Email Execution. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document. Facsimile, email or other means of electronic transmission execution and delivery of this Agreement is legal, valid and binding for all purposes.

(l)      Expenses. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

(m)    Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each of the parties hereto understands and acknowledges that the Exchange is being effected in connection with a proposed firm commitment underwritten initial public offering (the “Public Offering”) of the Company’s Common shares and PlantX agrees to cooperate and facilitate such Public Offering, including by completing any required director and officer questionnaires, FINRA questionnaires or similar questionnaires, providing consents and background information to permit background checks to be conducted by the underwriter for the Public Offering, providing information to satisfy the underwriter’s due diligence requirements, including the underwriter’s know your client and anti- money laundering obligations and take all such similar action and providing all such similar information as may be requested by the Company or its underwriter in connection with the Public Offering.

(n)      Consent to Receive Notices by Electronic Transmission. PlantX hereby consents to the delivery of any corporate notices relating to the Company by electronic transmission to their email address as set forth on the signature page to this Agreement for all purposes and to the fullest extent permitted by law.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement on the date first above written.

Veg House Holdings Inc.

By:

Name: Sean Dollinger

Title: Director

Address:	Cricket Square, Hutchins Drive, PO Box 2681
Grand Cayman, KY1-1111, Cayman Islands

Email:	Sean@plantx.com

PlantX Life Inc.

By:

Name: Lorne Rapkin

Title: Chief Executive Officer

Address:	504-100 Park Royal South West
Vancouver, BC, V7T 1A2
Canada

Email:	Lorne@plantx.com

EXHIBIT A

Subsidiary	Percentage of Subsidiary Shares to be Received by the Company
Vegaste Technologies US Corp.	100%
Little West LLC	100%
Plant Based Deli LLC	100%
PlantX Midwest Inc.	100%
PlantX Living Inc.	100%
Portfolio Coffee Inc.	53%
Eh Coffee Corp.	51%